Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Energy XXI (Bermuda) Limited (“Energy XXI”) / Energy XXI Gulf Coast, Inc. (“Gulf Coast”) of our report dated September 17, 2009 with respect to the consolidated financial statements of Gulf Coast as of June 30, 2009 and 2008, and for each of the three fiscal years in the period ended June 30, 2009, which appear in Energy XXI’s current report on Form 8-K filed on September 23, 2009, of our reports dated September 4, 2009 with respect to the consolidated financial statements of Energy XXI as of June 30, 2009 and 2008, and for each of the three fiscal years in the period ended June 30, 2009, and to the effectiveness of Energy XXI’s internal control over financial reporting as of June 30, 2009, which appear in the Annual Report on Form 10-K for the year ended June 30, 2009, and of our report dated November 25, 2009, relating to the statements of revenues and direct operating expenses of the oil and gas properties purchased by Energy XXI, Inc., an indirect wholly owned subsidiary of Energy XXI, from MitEnergy Upstream, LLC for each of the fiscal twelve month periods in the three-year period ended June 30, 2009 appearing in Energy XXI’s current report on Form 8-K/A filed on December 1, 2009.

We also consent to the references to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
March 25, 2010